Exhibit 4.5 Description of the Company’s 6.77% notes due 2036

The following summary of Eli Lilly and Company’s above referenced debt securities is based on and qualified by the indenture, dated as of February 1, 1991, between us and Deutsche Bank Trust Company Americas (as successor to Citibank, N.A.), as trustee and the form of 6.77% notes due January 2036 (the “notes”). For a complete description of the terms of the notes, refer to the indenture, the form of officers’ certificate setting forth the terms and forms of the notes, all of which are filed as exhibits to the Form 8-A filed with the Securities and Exchange Commission on January 10, 1996. Throughout this exhibit, references to “we,” “the Company,” “our,” and “us” refer to Eli Lilly and Company, unless otherwise indicated.

General
The notes:

•	were issued in an aggregate initial principal amount of $300,000,000, of which $174,445,000 remains outstanding as of December 31, 2019;

•	mature on January 1, 2036;

•	bear interest at a rate of 6.77% per annum;

•	are unsecured;

•	rank equally with all of our other present and future unsecured and unsubordinated indebtedness;

•	are issued as a separate series under the indenture, in registered, book-entry form only;

•	are repayable at par at maturity;

•	are redeemable by us at any time prior to maturity as described below under “-Optional Redemption;”

•	are subject to defeasance and covenant defeasance; and

•	are not subject to any sinking fund.

The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us or our subsidiaries, and contain no financial or similar restrictions on us or our subsidiaries, except as described under the caption “Certain Covenants.”

Interest

The notes will bear interest from January 1, 1996 at a rate of 6.77% per annum. Interest will be payable semi-annually on January 1 and July 1 of each year, beginning July 1, 1996, to the persons in whose names the notes (or any predecessor notes) are registered at the close of business on December 15 or June 15 preceding such January 1 or July 1, and may be paid at the option of the Company by checks mailed to such persons at their registered addresses.

Optional Redemption

The notes will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield, plus in each case accrued interest to the date of redemption.

'Treasury Yield' means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

'Comparable Treasury Issue' means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes, which prior to 2007 will be deemed to be a 30-year Treasury security, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

'Independent Investment Banker' means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

'Comparable Treasury Price' means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated 'Composite 3:30 p.m. Quotations for U.S. Government Securities' or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

'Reference Treasury Dealer Quotations' means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

'Reference Treasury Dealer' means each of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective successors; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a 'Primary Treasury Dealer'), the Company shall substitute therefor another Primary Treasury Dealer.

Holders of notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

Certain Covenants

The indenture contains a covenant by the Company not to create, assume or suffer to exist any lien on any Restricted Property (described below) to secure any debt of the Company, any subsidiary or any other person, or permit any subsidiary to do so, without securing the Indenture Securities of any series having the benefit of the covenant by such lien equally and ratably with such debt for so long as such debt shall be so secured, subject to certain exceptions specified in the indenture. Exceptions include: (a) existing liens or liens on facilities of corporations at the time they become subsidiaries; (b) liens existing on facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof; (c) certain liens in favor of or required by contracts with governmental entities; and (d) liens otherwise prohibited by such covenant, securing indebtedness which, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by such covenant and the value of certain sale and leaseback transactions, does not exceed 15% of the Company's consolidated net tangible assets (defined in the indenture as total assets less current liabilities and intangible assets).

The indenture also contains a covenant by the Company not to, and not to permit any subsidiary to, enter into any sale and leaseback transaction covering any Restricted Property unless (a) the Company would be entitled under the provisions described above to incur debt equal to the value of such sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the notes and other unsecured debt securities of the Company issued under the indenture (collectively, the “Indenture Securities”), or (b) the Company, during the six months following the effective date of such sale and leaseback transaction, applies an amount equal to the value of such sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of Restricted Property.

The indenture defines Restricted Property as (a) any manufacturing facility (or portion thereof) owned or leased by the Company or any subsidiary and located within the continental United States which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of the Company's consolidated net tangible assets, or (b) any shares of capital stock or indebtedness of any subsidiary owning any such manufacturing facility.

Because the covenants described above cover only manufacturing facilities in the continental United States, the Company's manufacturing facilities in Puerto Rico are excluded from the operation of the covenants.

There are no other restrictive covenants contained in the indenture. The indenture does not contain any provision which will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The indenture does not contain any financial ratios, or specified levels of net worth or liquidity to which the Company must adhere. In addition, the indenture does not contain any provision which would require that the Company repurchase or redeem or otherwise modify the terms of any of its Indenture Securities upon a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which may adversely affect the creditworthiness of the Indenture Securities.

Default and Certain Rights on Default

The indenture provides that upon the happening of any Event of Default with respect to any series of Indenture Securities specified therein (unless it is inapplicable to such series of Indenture Securities or it is specifically deleted in the supplemental indenture or board resolution under which such series of Indenture Securities is issued or has been modified in any such supplemental indenture), including (i) failure to pay interest when due on the Indenture Securities of such series outstanding thereunder, continued for 30 days; (ii) failure to pay principal or premium, if any, when due (whether at maturity, declaration or otherwise) on the Indenture Securities of such series outstanding thereunder; (iii) failure to observe or perform any covenant of the Company in the indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of a series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder; (iv) certain events of bankruptcy, insolvency or reorganization; and (v) any other Event of Default as may be specified for such series, the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of such series outstanding thereunder may declare the principal amount of all Indenture Securities of such series to be due and payable immediately, but if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured and there has been no sale of property under any judgment or decree for the payment of moneys due which shall have been obtained or entered, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences.

The indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any of the Indenture Securities of such series.

Holders of any Indenture Security of any series may not institute any proceeding to enforce the Indenture unless the Trustee shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of any Indenture Security of any series to enforce payment of the principal of, premium, if any, or interest, if any, on his Indenture Securities when due shall not be impaired without the consent of such holder.

The Trustee is required to give the holders of any Indenture Security of any series notice of default with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of the principal of, premium, if any, or interest, if any, on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of the holders of the Indenture Securities of such series.

The Company is required to deliver to the Trustee each year an officers' certificate stating whether such officers have obtained knowledge of any default by the Company in the performance of certain covenants and, if so, specifying such default and the nature thereof.

Consolidation, Merger and Sale of Assets

The Company, without the consent of the holders of any of the outstanding Indenture Securities under the indenture, may consolidate or merge with or into, or transfer or lease substantially all of its assets to, any Person

(as such term is defined in the indenture) that is a corporation organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease substantially all of its assets to the Company, provided (a) that any successor Person assumes the Company's obligations on the Indenture Securities under the indenture, (b) that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and (c) that certain other conditions are met.

Defeasance

The Company at its option (a) will be Discharged (as such term is defined in the indenture) from any and all obligations in respect of the notes (except for certain obligations to register the transfer and exchange of notes, replace stolen, lost or mutilated notes and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the indenture, in each case after the Company deposits with the Trustee thereunder, in trust, money or U.S. Government Obligations (as such term is defined in the indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, or a combination of money and U.S. Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the notes on the dates such payments are due in accordance with the terms of the notes. Among the conditions to the Company's exercising any such option, the Company is required to deliver to the Trustee an opinion of independent counsel to the effect that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for United States Federal income tax purposes and that the holders will be subject to United States Federal income tax in the same amounts in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred.

Modification

The indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, to add covenants and to provide for security for the Indenture Securities, and, with the consent of the holders of not less than a majority of the aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest, if any, thereon, or make the principal thereof or premium, if any, or interest, if any, thereon payable in any currency or currency unit other than as provided pursuant to the indenture or in the Indenture Securities of such series, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the aforesaid percentage of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder.

Concerning the Trustee

Deutsche Bank Trust Company Americas is the current Trustee under the indenture. The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with us as if it were not trustee under the indenture. The Trustee and its affiliates have in the past provided, and may from time to time in the future provide, trustee, commercial banking, investment banking and other services to us in the ordinary course of their respective businesses for which they have received, and will receive, customary compensation.